Prospectus Supplement No. 5 (to Prospectus dated February 10, 2023)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-268972

413,412,112 Shares of Class A Common Stock

Up to 157,210,985 Shares of Class A Common Stock

Issuable Upon Exercise of the Warrants and Conversion of the SPA Notes

Up to 111,131 Private Warrants

This prospectus supplement updates and supplements the prospectus dated February 10, 2023, which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-268972) (as supplemented to date, the “Prospectus”). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 3, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of (i) 27,733,421 shares of the Class A common stock, par value $0.0001 per share, of Faraday Future Intelligent Electric Inc. (“FFIE” and such Class A common stock, the “Class A Common Stock”) originally purchased in the PIPE Financing (as defined in the Prospectus) by certain of the Selling Securityholders at a purchase price of $10.00 per share, (ii) 213,366 Founder Shares (as defined below) by certain of the Selling Securityholders previously acquired by our predecessor’s sponsor at an effective purchase price of $0.0043 per share, (iii) 170,131 shares of Class A Common Stock issued to designees of EarlyBirdCapital, Inc. as underwriters’ compensation in connection with the initial public offering of Property Solutions Acquisition Corp. (“PSAC”) at an effective purchase price of $0.0041 per share, (iv) 586,000 shares of Class A Common Stock issued on July 22, 2022 as consideration for consulting and advisory services pursuant to an omnibus transaction services fee agreement and acknowledgement, as amended, with Riverside Management Group in connection with the Business Combination (as defined in the Prospectus), (v) 86,395,848 shares of Class A Common Stock originally issued to Season Smart Limited (“Season Smart”) and Founding Future Creditors Trust as consideration in connection with the Business Combination at a per share value of $10.00 per share, (vi) 64,000,588 shares of Class A Common Stock underlying the shares of FFIE’s Class B common stock, par value $0.0001 per share originally issued to FF Top Holding LLC (“FF Top”) as consideration in connection with the Business Combination at a per share value of $10.00 per share, (vii) 21,263,758 Earnout Shares not currently beneficially owned that Season Smart, FF Top and certain FF executives have the contingent right to receive pursuant to the Merger Agreement, (viii) 150,322 shares of Class A Common Stock issued to certain FF executives in satisfaction of deferred compensation owed by FF to such FF executives prior to the closing of the Business Combination, (ix) 484,856 shares of Class A Common Stock issued to certain FF executives upon such FF executives’ exercise of options, (x) 54,252 shares of Class A Common Stock issued to Chui Tin Mok upon closing of the Business Combination in satisfaction of his related party note payable, (xi) 4,923,072 shares of Class A Common Stock issued upon exercise of certain warrants issued in a private placement to certain institutional investors pursuant to a Second Amended and Restated Note Purchase Agreement, dated October 9, 2020 (as amended from time to time, the “NPA,” and such warrants, the “ATW NPA Warrants”), and (xii) 182,376,970 shares of Class A Common Stock issued upon conversion of certain convertible notes and 25,059,528 shares of Class A Common Stock issued upon exercise of certain warrants, in each case issued in a private placement to certain institutional investors pursuant to a Securities Purchase Agreement, dated as of August 14, 2022, as amended on September 23, 2022 (the “SPA”), pursuant to the Joinder and Amendment Agreement to the SPA (the “Joinder”), dated as of September 25, 2022, pursuant to the Limited Consent and Third Amendment to the SPA (the “Third Amendment”), dated as of October 24, 2022, pursuant to the Limited Consent and Amendment to the SPA (the “Fourth Amendment”), dated as of November 8, 2022, pursuant to the Letter Agreement and Amendment to the SPA (the “Senyun Amendment”), dated as of December 28, 2022, pursuant to the Limited Consent and Amendment No. 5 (the “Fifth Amendment”), dated as of January 25, 2023, and pursuant to the Amendment No. 6 to Securities Purchase Agreement (the “Sixth Amendment”), dated as of February 3, 2023 (such notes and warrants under the SPA and Joinder, the “SPA Notes” and the “SPA Warrants”).

The Prospectus also relates to the offer and sale from time to time by the Selling Securityholders of up to 111,131 warrants (the “Private Warrants”), all of which were included in the private units purchased by our predecessor’s sponsor and EarlyBirdCapital, Inc. in connection with the initial public offering of PSAC at a price of $10.00 per unit.

The Prospectus also relates to the issuance by us, and the offer and sale from time to time by the Selling Securityholders, of up to an aggregate of 157,210,985 shares of Class A Common Stock which consists of (i) 111,131 shares of Class A Common Stock that are issuable upon the exercise of the Private Warrants, (ii) 23,540,988 shares of Class A Common Stock that are issuable upon the exercise of the 23,540,988 warrants (the “Public Warrants”) originally issued in the initial public offering of PSAC (or otherwise originally included in the private units purchased in connection with the initial public offering of PSAC, and subsequently sold), (iii) 23,508,563 shares of Class A Common Stock issuable upon exercise of NPA Warrants, and (iv) 90,409,839 shares of Class A Common Stock issuable upon conversion of SPA Notes and 19,640,464 shares of Class A Common Stock issuable upon exercise of SPA Warrants.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our shares of Class A Common Stock and our Public Warrants are listed on The Nasdaq Stock Market (“Nasdaq”), under the symbols “FFIE” and “FFIEW.” On March 3, 2023, the closing price of our Class A Common Stock was $0.5700 per share and the closing price of our Public Warrants was $0.1290 per Public Warrant.

See the section entitled “Risk Factors” beginning on page 22 of the Prospectus and under similar headings in any further amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 3, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 1, 2023

Faraday Future Intelligent Electric Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39395	84-4720320
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18455 S. Figueroa Street Gardena, CA	90248
(Address of principal executive offices)	(Zip Code)

(424) 276-7616

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	FFIE	The Nasdaq Stock Market LLC
Redeemable warrants, exercisable for shares of Class A common stock at an exercise price of $11.50 per share	FFIEW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As approved by its stockholders at the special meeting of stockholders held on February 28, 2023, Faraday Future Intelligent Electric Inc., a Delaware corporation (the “Company”), filed an amendment to its Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on March 1, 2023 (the “Charter Amendment”), to increase the number of authorized shares of Class A common stock of the Company, par value $0.0001 per share, from 815,000,000 shares to 1,690,000,000 shares.

The foregoing description of the Charter Amendment is qualified in its entirety by reference to the full text of the Charter Amendment, a copy of which is filed with this Current Report on Form 8-K as Exhibit 3.1 and is incorporated herein by reference.

Item 8.01. Other Events.

On March 2, 2023, the Company issued a press release announcing the timing of its fourth quarter and full year 2022 earnings release and webcast. A copy of the press release is filed with this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed with this Current Report on Form 8-K:

No.	Description of Exhibits
3.1	Second Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Faraday Future Intelligent Electric Inc., dated March 1, 2023.
99.1	Press Release dated March 2, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Faraday Future Intelligent Electric Inc.

Date: March 3, 2023	By:	/s/ Yun Han
	Name:	Yun Han
	Title:	Interim Chief Financial Officer

Exhibit 3.1

SECOND CERTIFICATE OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FARADAY FUTURE INTELLIGENT ELECTRIC INC.

Faraday Future Intelligent Electric Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

1. That the name of this corporation is Faraday Future Intelligent Electric Inc., and that this corporation was originally incorporated pursuant to the Delaware General Corporation Law on February 11, 2020.

2. That the Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 21, 2020.

3. That the second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 21, 2021 (the “Second A&R Certificate”).

4. That the Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 22, 2022 (the Second A&R Certificate, as so amended, the “Amended Second A&R Certificate”).

5. The first two sentences of Section 4.1 of the Amended Second A&R Certificate are hereby amended and restated to read in their entirety as follows:

“The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 1,775,000,000, consisting of two classes of stock: (i) 1,765,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). The class of Common Stock shall be divided into two series of stock composed of (i) 1,690,000,000 shares of Class A common stock (the “Class A Common Stock”) and (ii) 75,000,000 shares of Class B common stock (the “Class B Common Stock”).”

6. This Second Amendment to the Amended Second A&R Certificate has been duly authorized and adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 228 and 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, Faraday Future Intelligent Electric Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer, on March 1, 2023.

Faraday Future Intelligent Electric Inc.

By:	/s/ Xuefeng Chen
Xuefeng Chen
Chief Executive Officer

Exhibit 99.1

Faraday Future Announces TIMING OF FOURTH

Quarter AND FULL YEAR 2022 Earnings Release

and webcast

Los Angeles, CA (March 2, 2023) - Faraday Future Intelligent Electric Inc. (NASDAQ: FFIE) (“Faraday Future,” “FF,” or “Company”), a California-based global shared intelligent electric mobility ecosystem company, today announced that the Company will release its fourth quarter and full year 2022 results after market close on Wednesday, March 8, 2023, to be followed by a conference call at 5:00 p.m. Pacific Time (8:00 p.m. Eastern) on the same day.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company’s website at https://investors.ff.com/. A replay of the webcast will be available shortly thereafter.

Customers can preorder an FF 91 via the FF Intelligent App or through our website (English): https://www.ff.com/us/preorder/ or (Chinese): https://www.ff.com/cn/preorder/

Download the new FF Intelligent App (English): https://apps.apple.com/us/app/id1454187098 or https://play.google.com/store/apps/details?id=com.faradayfuture.online, (Chinese): http://appdownload.ff.com

ABOUT FARADAY FUTURE

Faraday Future is a class-defining luxury electric vehicle company. The Company has pioneered numerous innovations relating to its products, technology, business model, and user ecosystem since inception in 2014. Faraday Future aims to perpetually improve the way people move by creating a forward-thinking mobility ecosystem that integrates clean energy, AI, the Internet, and new usership models. Faraday Future’s first flagship product is the FF 91 Futurist.

FOLLOW FARADAY FUTURE:

https://www.ff.com/

https://twitter.com/FaradayFuture/

https://www.facebook.com/faradayfuture/

https://www.instagram.com/faradayfuture/

www.linkedin.com/company/faradayfuture/

NO OFFER OR SOLICITATION

This communication shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements, which include, among other things, statements regarding the anticipated start of production (SOP) and delivery timing for our FF 91 Futurist vehicle, additional funding and timing for receipt thereof, are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include whether the Amended Shareholder Agreement between the Company and FF Top, dated as of January 13, 2023, complies with the listing requirements of The Nasdaq Stock Market LLC, the market performance of the shares of the Company’s common stock; the Company’s ability to regain compliance with, and thereafter continue to comply with, the Nasdaq listing requirements; the Company’s ability to satisfy the conditions precedent and close on the various financings previously disclosed by the Company and any future financings, the failure of any of which could result in the Company seeking protection under the Bankruptcy Code; the Company’s ability to amend its certificate of incorporation to permit sufficient authorized shares to be issued in connection with the Company’s existing and contemplated financings; whether the Company and the City of Huanggang could agree on definitive documents to effectuate the non-binding Cooperation Framework Agreement; the Company’s ability to remain in compliance with its public filing requirements under the Securities Exchange Act of 1934, as amended; the outcome of the SEC investigation relating to the matters that were the subject of the Special Committee investigation and other litigation involving the Company; the Company’s ability to execute on its plans to develop and market its vehicles and the timing of these development programs; the Company’s estimates of the size of the markets for its vehicles and cost to bring those vehicles to market; the rate and degree of market acceptance of the Company’s vehicles; the success of other competing manufacturers; the performance and security of the Company’s vehicles; potential litigation involving the Company; the result of future financing efforts and general economic and market conditions impacting demand for the Company’s products; recent cost, headcount and salary reduction actions may not be sufficient or may not achieve their expected results; and the ability of the Company to attract and retain directors and employees. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s registration statement on Form S-1 filed on February 13, 2023, and other documents filed by the Company from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investors (English): ir@faradayfuture.com

Investors (Chinese): cn-ir@faradayfuture.com

Media: john.schilling@ff.com